                            press information

MOOGINC., EAST AURORA, NEW YORK 14052 TEL-716/652-2000 FAX -716/687-4457

release date	Immediate	contact	Ann Marie Luhr
	October 31, 2014		716-687-4225

MOOG ANNOUNCES FOURTH QUARTER AND
YEAR END RESULTS

East Aurora, NY -- Moog Inc. (NYSE: MOG.A and MOG.B) announced today fiscal year 2014 sales of $2.65 billion, up 1% year over year. Net earnings of $158 million were up 31% and EPS of $3.52 were 34% higher. For the fourth quarter, sales of $671 million were down 1%. Net earnings of $40 million and earnings per share of $.93 were both higher than a year ago. The 2014 results include a fourth quarter restructuring charge of $13 million, the equivalent of $.19 per share.

It should be noted that in FY’13, the Company had a $.52 per share goodwill impairment charge in Medical Devices in the fourth quarter and a third quarter $.11 per share loss on the divestiture of the Buffalo Ethox operations. Exclusive of these charges, FY’13 earnings per share were $3.26, which compares with FY’14 earnings per share of $3.52, an 8% increase.

Aircraft Controls sales for the year of $1.1 billion were 5% higher year over year. Commercial aircraft sales were up 18%, at $546 million, on increases in hardware deliveries for new aircraft programs. Commercial aftermarket sales of $130 million were 16% higher, the result of initial provisioning of spares for the 787 program. Total military aircraft sales were $572 million, down 4%, on a decrease in V-22 tilt rotor production and a 4% decrease in military aftermarket sales.

In the fourth quarter, Aircraft Controls sales of $283 million increased 3% from the same quarter last year. Commercial revenues were 6% higher, at $138 million, which included very strong commercial aftermarket sales, up 16%. Military aircraft sales were steady at $146 million, with slightly higher OEM sales offsetting lower military aftermarket sales.

Space and Defense segment sales of $395 million for the year were flat compared to last year, with both the space and the defense markets level with a year ago. Within defense, increased missile controls and security product sales offset a decline for ground vehicle systems.

For the fourth quarter, sales in the Space and Defense segment were $97 million, down 6% from last year. Space sales were 16% lower on components for satellites. Defense sales were 9% higher in the quarter, again the result of increased volume in missile controls and security products.

Industrial Systems had revenues for the year of $591 million, in line with last year. Industrial automation sales were up 5%, with most of the underlying markets showing improvement. Wind energy sales were up 9% from a year ago as demand in China and Brazil was higher. Sales for simulation and test equipment were weaker, down 13%, as an OEM simulation customer adjusted their inventory. Industrial Systems sales in the fourth quarter were down 3% at $148 million.

Components segment sales were $425 million for the year, up 2% over 2013 on higher industrial sales which were helped by the Aspen Motion Technologies acquisition a year ago. Sales in the fourth quarter were $111 million, led by strong energy sales.

Medical Devices generated sales of $120 million, a decrease of 18% from a year ago. The decrease is partly due to the divestiture of the Ethox Buffalo operation. Pump sales were down 8% and sales of administration sets were down 27%. For the fourth quarter, Medical Devices sales of $32 million were down 17%, as last year’s fourth quarter included a large order for administration sets.

Year-end backlog of $1.3 billion was 3% higher than the prior year.

The Company also affirmed its EPS projection for fiscal 2015 at $4.25. The Company’s forecast for sales is $2.66 billion.

"Fiscal '14 was a very respectable year for our company, given the challenging market conditions we faced,” said John Scannell, Chairman and CEO. “Earnings were up and cash flow was very strong. Our financial position allowed us to buy back 4 million shares of stock. In a year with little top-line growth, our employees put in a tremendous effort to deliver on our commitments to both our customers and our investors and I thank them for their hard work and dedication. As we look forward, we are projecting a stronger fiscal '15 with earnings per share of $4.25, up 21% from fiscal '14 on sales growth of about 1%."

In conjunction with today’s release, Moog will host a conference call beginning at 10:00 a.m. ET, which will be broadcast live over the Internet. John Scannell, CEO, and Don Fishback, CFO, will host the call. Listeners can access the call live or in replay mode at www.moog.com/investors/communications. Supplemental financial data will be available on the webcast web page prior to the conference call.

Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, wind energy, marine and medical equipment. Additional information about the company can be found at www.moog.com.

Cautionary Statement

Information included or incorporated by reference in this report that does not consist of historical facts, including statements accompanied by or containing words such as “may,” “will,” “should,” “believes,” “expects,” “expected,” “intends,” “plans,” “projects,” “approximate,” “estimates,” “predicts,” “potential,” “outlook,” “forecast,” “anticipates,” “presume” and “assume,” are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and are subject to several factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the expected results described in the forward-looking statements. These important factors, risks and uncertainties include:

•	the markets we serve are cyclical and sensitive to domestic and foreign economic conditions and events, which may cause our operating results to fluctuate;

•	we operate in highly competitive markets with competitors who may have greater resources than we possess;

•
we depend heavily on government contracts that may not be fully funded or may be terminated, and the failure to receive funding or the termination of one or more of these contracts could reduce our sales and increase our costs;

•	we make estimates in accounting for long-term contracts, and changes in these estimates may have significant impacts on our earnings;

•	we enter into fixed-price contracts, which could subject us to losses if we have cost overruns;

•	if our subcontractors or suppliers fail to perform their contractual obligations, our prime contract performance and our ability to obtain future business could be materially and adversely impacted;

•
contracting on government programs is subject to significant regulation, including rules related to bidding, billing and accounting kickbacks and false claims, and any non-compliance could subject us to fines and penalties or possible debarment;

•	the loss of Boeing as a customer or a significant reduction in sales to Boeing could adversely impact our operating results;

•	our new product research and development efforts may not be successful which could reduce our sales and earnings;

•	our inability to adequately enforce and protect our intellectual property or defend against assertions of infringement could prevent or restrict our ability to compete;

•	our business operations may be adversely affected by information systems interruptions, intrusions or new software implementations;

•	our indebtedness and restrictive covenants under our credit facilities could limit our operational and financial flexibility;

•	significant changes in discount rates, rates of return on pension assets, mortality tables and other factors could affect our earnings and equity and increase our pension funding requirements;

•	a write-off of all or part of our goodwill or other intangible assets could adversely affect our operating results and net worth;

•	our sales and earnings may be affected if we cannot identify, acquire or integrate strategic acquisitions, or if we engage in divesting activities;

•	our operations in foreign countries expose us to political and currency risks and adverse changes in local legal and regulatory environments;

•	unforeseen exposure to additional income tax liabilities may affect our operating results;

•	government regulations could limit our ability to sell our products outside the United States and could otherwise adversely affect our business;

•
the failure or misuse of our products may damage our reputation, necessitate a product recall or result in claims against us that exceed our insurance coverage, thereby requiring us to pay significant damages;

•	future terror attacks, war, natural disasters or other catastrophic events beyond our control could negatively impact our business; and

•	our operations are subject to environmental laws, and complying with those laws may cause us to incur significant costs.

These factors are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. Given these factors, risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictive of future results. We disclaim any obligation to update the forward-looking statements made in this report.

Moog Inc.
CONSOLIDATED STATEMENTS OF EARNINGS
(dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
NET SALES	$671,424	$675,853	$2,648,385	$2,610,311
COST OF SALES	472,242	480,495	1,850,809	1,826,561
GROSS PROFIT	199,182	195,358	797,576	783,750
Research and development	33,984	31,102	139,462	134,652
Selling, general and administrative	96,138	94,216	403,487	396,636
Interest	2,725	5,840	12,513	26,962
Restructuring	12,913	7,079	12,913	14,075
Goodwill impairment	—	38,200	—	38,200
Other	(378)	572	10,278	8,219
EARNINGS BEFORE INCOME TAXES	53,800	18,349	218,923	165,006
INCOME TAXES	13,546	2,724	60,725	44,509
NET EARNINGS	$40,254	$15,625	$158,198	$120,497

NET EARNINGS PER SHARE
Basic	$0.94	$0.34	$3.57	$2.66
Diluted	$0.93	$0.34	$3.52	$2.63

AVERAGE COMMON SHARES OUTSTANDING
Basic	42,610,409	45,337,373	44,362,412	45,335,336
Diluted	43,185,066	45,923,800	44,952,437	45,823,720

Moog Inc.
CONSOLIDATED SALES AND OPERATING PROFIT
(dollars in thousands)

	Three Months Ended		Twelve Months Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
Net sales:
Aircraft Controls	$283,236	$275,591	$1,117,656	$1,059,587
Space and Defense Controls	97,245	103,721	394,505	395,945
Industrial Systems	147,973	152,774	590,971	592,112
Components	110,696	104,803	425,129	415,428
Medical Devices	32,274	38,964	120,124	147,239
Net sales	$671,424	$675,853	$2,648,385	$2,610,311
Operating profit (loss) and margins:
Aircraft Controls	$27,746	$33,104	$115,726	$126,751
	9.8%	12.0%	10.4%	12.0%
Space and Defense Controls	596	2,740	26,119	25,350
	0.6%	2.6%	6.6%	6.4%
Industrial Systems	14,098	16,097	58,108	42,254
	9.5%	10.5%	9.8%	7.1%
Components	18,443	16,183	65,150	68,731
	16.7%	15.4%	15.3%	16.5%
Medical Devices	3,266	(35,675)	10,614	(35,542)
	10.1%	(91.6%)	8.8%	(24.1%)
Total operating profit	64,149	32,449	275,717	227,544
	9.6%	4.8%	10.4%	8.7%
Deductions from operating profit:
Interest expense	2,725	5,840	12,513	26,962
Equity-based compensation expense	644	947	7,189	6,620
Corporate expenses and other	6,980	7,313	37,092	28,956
Earnings before income taxes	$53,800	$18,349	$218,923	$165,006

Moog Inc.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	September 27, 2014	September 28, 2013
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$231,292	$157,090
Receivables	780,874	811,376
Inventories	517,056	551,674
Other current assets	134,842	127,235
TOTAL CURRENT ASSETS	1,664,064	1,647,375
PROPERTY, PLANT AND EQUIPMENT	555,348	562,363
GOODWILL	757,852	766,924
INTANGIBLE, net	178,070	208,756
OTHER ASSETS	53,118	51,677
TOTAL ASSETS	$3,208,452	$3,237,095
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Short-term borrowings	$103,660	$105,088
Current installments of long-term debt	5,262	3,382
Accounts payable	162,667	181,893
Customer advances	145,500	145,854
Contract loss reserves	35,984	44,228
Other accrued liabilities	269,731	242,785
TOTAL CURRENT LIABILITIES	722,804	723,230
LONG-TERM DEBT, excluding current installments
Senior debt	765,114	409,125
Senior subordinated notes	—	191,562
LONG-TERM PENSION AND RETIREMENT OBLIGATIONS	288,216	269,751
DEFERRED INCOME TAXES	83,931	104,377
OTHER LONG-TERM LIABILITIES	972	3,285
TOTAL LIABILITIES	1,861,037	1,701,330
COMMITMENTS AND CONTINGENCIES	—	—
SHAREHOLDERS' EQUITY
Common stock	51,280	51,280
Other shareholders' equity	1,296,135	1,484,485
TOTAL SHAREHOLDERS' EQUITY	1,347,415	1,535,765
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$3,208,452	$3,237,095

Moog Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Twelve Months Ended
	September 27, 2014	September 28, 2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$158,198	$120,497
Adjustments to reconcile net earnings to net cash provided (used)
by operating activities:
Depreciation	78,078	75,000
Amortization	31,181	33,073
Deferred income taxes	5,021	(8,216)
Equity-based compensation expense	7,189	6,620
Redemption of senior subordinated notes	8,002	—
Goodwill impairment	—	38,200
Other	7,260	7,620
Changes in assets and liabilities providing (using) cash, excluding the effects of acquisitions:
Receivables	23,707	(58,368)
Inventories	23,666	(6,871)
Accounts payable	(17,783)	10,543
Customer advances	(304)	32,437
Accrued expenses	7,685	(2,625)
Accrued income taxes	6,273	3,678
Pension assets and liabilities	(43,612)	8,174
Other assets and liabilities	(7,459)	(8,485)
NET CASH PROVIDED BY OPERATING ACTIVITIES	287,102	251,277

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of businesses, net of acquired cash	—	(69,157)
Purchase of property, plant and equipment	(78,771)	(93,174)
Other investing transactions	(8,124)	(11,067)
NET CASH USED BY INVESTING ACTIVITIES	(86,895)	(173,398)

CASH FLOWS FROM FINANCING ACTIVITIES
Net short term (repayments) borrowings	(977)	16,124
Net proceeds from revolving lines of credit	361,135	114,545
Net repayments on long-term debt, other than senior subordinated notes	(3,256)	(3,113)
Payments on senior subordinated notes	(191,575)	(187,000)
Payment of premium on redemption of senior subordinated notes	(6,945)	—
Purchase of outstanding shares for treasury	(272,876)	(11,614)
Excess tax benefits from equity-based payment arrangements	2,910	1,089
Other financing transactions	(6,821)	(2,119)
NET CASH USED BY FINANCING ACTIVITIES	(118,405)	(72,088)

Effect of exchange rate changes on cash	(7,600)	2,458
INCREASE IN CASH AND CASH EQUIVALENTS	74,202	8,249
Cash and cash equivalents at beginning of period	157,090	148,841
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$231,292	$157,090